SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Retail Ventures, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RETAIL VENTURES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

JUNE 28, 2005

AND

PROXY STATEMENT

IMPORTANT

Please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

RETAIL VENTURES, INC.
3241 Westerville Road
Columbus, Ohio 43224
(614) 471-4722

May 25, 2005

To the Shareholders of Retail Ventures, Inc.:

Notice is hereby given that the 2005 Annual Meeting of Shareholders of Retail Ventures, Inc. (the “Company”) will be held at The Regency Hotel, 540 Park Avenue, New York, New York 10021, on Tuesday, June 28, 2005, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1.	To elect nine directors, each for a term of one year and until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on May 19, 2005 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

By Order of the Board of Directors,

/s/ James A. McGrady

James A. McGrady
Executive Vice President, Chief Financial
Officer, Treasurer and Secretary

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Voting your shares by the enclosed proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

RETAIL VENTURES, INC.
3241 Westerville Road
Columbus, Ohio 43224
(614) 471-4722

PROXY STATEMENT

The enclosed proxy is being solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Daylight Savings Time, on Tuesday, June 28, 2005, and any adjournments thereof (the “Annual Meeting”). This proxy statement, including the Notice of Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 (the “2004 fiscal year”) was first mailed to shareholders on May 25, 2005.

Only shareholders of record at the close of business on May 19, 2005 are entitled to notice of and to vote at the meeting or any adjournments thereof. The total number of outstanding shares entitled to vote at the meeting is 38,980,416. Each shareholder is entitled to one vote for each share held.

Without affecting any vote previously taken, the proxy may be revoked by the shareholder by giving a written notice of revocation to the Company in writing (attention: James A. McGrady, Secretary). A shareholder may also change his or her vote by executing and returning to the Company a later-dated proxy or by giving notice of revocation in open meeting.

All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as directors of the nominees listed below under “Election of Directors” and in the discretion of the proxies on any other business properly brought before the meeting or any adjournments thereof.

The presence, in person or by proxy, of a majority of the outstanding common shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers who hold their customers’ shares in street name sign and submit proxies for such shares and vote such shares on some matters, but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which includes the election of directors.

Solicitation of proxies may be made by mail, personal interview and telephone by officers, directors and regular employees of the Company, and by the employees of the Company’s transfer agent, National City Bank. In addition, the Company has retained a firm specializing in proxy solicitations, Georgeson Shareholder Communications, Inc., at a cost of approximately $1,500 to assist the Company with its proxy solicitation process. The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the only persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of May 19, 2005:

		Amount and
Title of	Name and	nature of beneficial
Class	address of beneficial owner	ownership	Percent of class
(All of these are	Schottenstein Stores Corporation (1)	28,928,851(2)	59.4%
common shares)	1800 Moler Road
	Columbus, Ohio 43207

	Stephen Feinberg
	c/o Cerberus Partner, L.P.	9,722,085(3)	20.0%
	450 Park Avenue
	28th Floor
	New York, New York 10022

	Dimensional Fund Advisors Inc.	2,608,750(4)	6.7%
	1299 Ocean Avenue,
	11th Floor,
	Santa Monica, CA 90401

(1)	Prior to the completion of our initial public offering on June 18, 1991, the Company was operated as the Department Store Division (the “Division”) of Schottenstein Stores Corporation (“SSC”). On that date, SSC transferred substantially all of the net assets of the Division to the Company in exchange for common shares of the Company. SSC is a closely-held Delaware corporation. SSC common stock is beneficially owned by certain of our directors and other Schottenstein family members, as follows, as of May 19, 2005:

	Shares of
Name of beneficial owner	SSC common stock		Percent of class
Jay L. Schottenstein	299.38139	(a)	78.4%
Geraldine Schottenstein	27.41707	(b)	7.2%
Ari Deshe	27.41707	(c)	7.2%
Jon P. Diamond	27.41707	(d)	7.2%
Total	381.63260		100.0%

(a)	Represents sole voting and investment power over 299.38139 shares held in irrevocable trusts for family members as to which Jay L. Schottenstein is trustee and as to which shares Mr. Schottenstein may be deemed to be the beneficial owner.

(b)	Represents sole voting and investment power over 27.41707 shares held by Geraldine Schottenstein, as trustee of an irrevocable trust for family members, as to which shares Geraldine Schottenstein may be deemed to be the beneficial owner.

(c)	Represents sole voting and investment power over 27.41707 shares held by Ari Deshe, as trustee of irrevocable trusts for family members, as to which shares Mr. Deshe may be deemed to be the beneficial owner.

(d)	Represents sole voting and investment power over 27.41707 shares held by Jon Diamond and his wife, Susan Schottenstein Diamond, as trustees of irrevocable trusts for family members, as to which shares Mr. Diamond may be deemed to be the beneficial owner.

(2)	Includes:

(a)	19,206,766 common shares owned of record and beneficially by SSC.

(b)	8,333,333 common shares issuable upon conversion of Senior Subordinated Convertible Loans in the principal amount of $37,500,000 (the “SSC Convertible Loan”). The SSC Convertible Loan is convertible into common shares at any time, to the extent any portion of the loan remains outstanding, at the option of the holder thereof. The conversion price of the SSC Convertible Loan is $4.50 per share, subject to conversion price adjustments.

(c)	1,388,752 common shares (subject to certain conversion price adjustments) issuable pursuant to a warrant received by SSC in connection with an additional loan made to the Company. Based on information contained in a Schedule 13D filed by SSC on October 15, 2003.

(3)	Cerberus Partners, L.P., a Delaware limited partnership (“Cerberus”), is the holder of Senior Subordinated Convertible Loans in the principal amount of $37,500,000 (the “Cerberus Convertible Loan”). The Cerberus Convertible Loan is convertible into common shares of the Company at any time, to the extent any portion of the loan remains outstanding, at the option of the holder thereof. The conversion price of the Cerberus Convertible Loan is $4.50 per share, subject to conversion price adjustments, and the Cerberus Convertible Loan is convertible into 8,333,333 common shares. Further, Cerberus is the holder of a warrant to purchase 1,388,752 Shares (subject to certain conversion price adjustments) in connection with an additional loan made to the Company. Stephen Feinberg possesses sole power to vote and direct the disposition of all of the Company securities held by Cerberus. Thus, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Mr. Feinberg is deemed to beneficially own 9,722,085 common shares of the Company. Based on information contained in a Schedule 13D/A filed by Stephen Feinberg on October 9, 2002 and a Form 4 filed by Stephen Feinberg October 10, 2002.

(4)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “funds.” In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the Company securities that are owned by the funds and may be deemed to be the beneficial owner of the shares of the issuer held by the Funds. Dimensional disclaims beneficial ownership of such securities. Based on information contained in a Schedule 13G/A filed by Dimensional on February 9, 2005.

Security Ownership of Management

The following table sets forth, as of May 19, 2005, information with respect to the Company’s common shares beneficially owned by each director individually, by each nominee for election as a director of the Company, by the executive officers named in the Summary Compensation Table set forth on page 13 of this proxy statement and by all directors and executive officers as a group:

		Amount and
Title of		nature of beneficial
Class	Name of beneficial owner	ownership(1)	Percent of class (2)
(All of these are	Henry L. Aaron(7)	26,000	*
common shares)	Julia A. Davis	16,000	*
	Ari Deshe (3)(5)(7)	24,972	*
	Jon P. Diamond (3)(5)	10,000	*
	Elizabeth M. Eveillard	20,000	*
	Edwin J. Kozlowski(8)	1,800,000	4.6%
	James A. McGrady(7)	259,000	*
	Steven E. Miller(7)	20,000	*
	Lawrence J. Ring	0	*
	John C. Rossler(8)	134,058	*
	Jay L. Schottenstein (3)(4)(5)(6)	276,500	*
	Harvey L. Sonnenberg (7)	40,000	*
	James L. Weisman (7)	21,300	*
	Heywood Wilansky	120,000	*

	All directors and executive officers as a group (14
	persons) (3)(4)(5)(6)(7)(8)	2,767,830	7.0%

*	Represents less than 1% of outstanding common shares, net of treasury shares.

(1)	Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.

Includes the following number of common shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of May 19, 2005: Mr. Aaron, 11,000; Ms. Davis, 16,000; Mr. Deshe, 10,000; Mr. Diamond, 10,000; Ms. Eveillard, 2,500 shares; Mr. McGrady, 253,000; Mr. Miller, 18,000; Mr. J. Schottenstein, 50,000; Mr. Sonnenberg, 7,500; Mr. Weisman, 7,500; Mr. Wilansky, 120,000; and all directors and executive officers as a group, 505,500.

(2)	The percent is based upon the 38,980,416 common shares outstanding, net of treasury shares, plus the number of shares a person has the right to acquire within 60 days of May 19, 2005.

(3)	Does not include 19,206,766 common shares owned of record and beneficially by SSC; 8,333,333 common shares issuable upon conversion of the SSC Convertible Loan, which is convertible at any time to the extent any portion of the loan remains outstanding at the option of SSC into common shares of the Company; and a warrant to purchase 1,388,752 common shares (subject to certain conversion price adjustments) held by SSC in connection with an additional loan made to the Company. Jay L. Schottenstein is the Chairman and Chief Executive Officer of SSC. Jay L. Schottenstein, Ari Deshe and Jon P. Diamond are members of the Board of Directors of SSC. See Note 2 to preceding table.

(4)	Includes 52,500 common shares owned by Glosser Brothers Acquisition, Inc. Mr. Schottenstein is Chairman of the Board, President and a director of Glosser Brothers Acquisition, Inc. and a trustee or co-trustee of family trusts that own 100% of the stock of Glosser Brothers Acquisition, Inc.

(5)	Does not include 67,944 shares held by the Ann and Ari Deshe Foundation and 67,944 shares held by the Jon and Susan Diamond Family Foundation, each being private charitable foundations. The foundations’ trustees and officers consist of at least one of the following persons: Geraldine Schottenstein, Jay Schottenstein, Jon Diamond and/or Ari Deshe; in conjunction with other Schottenstein family members.

(6)	Includes 30,000 shares as to which Jay L. Schottenstein shares voting and investment power as trustee of a trust which owns the shares.

(7)	Includes 15,000 shares held jointly by Mr. Aaron and his spouse; 10,000 shares held for the benefit of Mr. Deshe’s minor children; 6,000 shares held jointly by Mr. McGrady and his spouse; 2,000 shares held jointly by Mr. Miller and his spouse; 27,500 shares held by Mr. Sonnenberg’s spouse; and 500 shares held by Mr. Weisman’s spouse.

(8)	On November 3, 2004, the Company announced the removal of Messrs. Rossler and Kozlowski as President and Chief Executive Officer and Executive Vice President and Chief Operating Officer, respectively. The information in the above table relating to Mr. Rossler is based on a Schedule 13G filed by him on April 8, 2005 and the information relating to Mr. Kozlowski is based upon a Schedule 13G filed by him on January 10, 2005 modified to reflect Mr. Kozlowski’s exercise of 1,720,000 non-statutory stock options.

The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the Securities and Exchange Commission (the “SEC”).

ELECTION OF DIRECTORS

The number of members of our Board of Directors has been fixed at fourteen by action of the Board pursuant to the Amended and Restated Code of Regulations (the “Regulations”). Board members serve until the Annual Meeting following their election or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee has nominated nine persons for election as directors of the Company with their terms to expire in 2006. If each of the nominees is elected, five vacancies will exist on the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board believes it is in the best interest of the Company to have vacancies on the Board to provide the Board with flexibility in the event that additional excellent candidates are identified and in order to accommodate the rights of certain of the Company’s lenders who have an as yet unexercised right to appoint two directors to the Board.

Set forth below is certain information relating to the nominees for election as directors:

		Directors and Their Positions with the Company/	Director
Name	Age	Principal Occupations / Business Experience	Since
Jay L. Schottenstein	50	Chairman of the Company, American Eagle Outfitters, Inc. and SSC since March 1992 and Chief Executive Officer of the Company from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served SSC as President of the Furniture Division from 1985 through June 1993 and in various other executive capacities since 1976. Mr. Schottenstein is also a director of American Eagle Outfitters, Inc., which is a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).	1991

Henry L. Aaron*	71	Mr. Aaron presently serves as Senior Vice President of the Atlanta National League Baseball Club, Inc. and as President of Hammer Automotive Group, an Atlanta automobile dealership, along with a number of other private business interests.	2000

Ari Deshe	54	Chairman and Chief Executive Officer since 1996 and President and Chief Executive Officer from 1993 to 1996 of Safe Auto Insurance Company, a property and casualty insurance company. Prior to that, Mr. Deshe served as President of Safe Auto Insurance Agency from 1992 to 1993 and President of Employee Benefit Systems, Inc. from 1982 to 1992. Mr. Deshe is also a director of American Eagle Outfitters, Inc., which is a company with a class of securities registered pursuant to Section 12 of the Exchange Act.	1997

		Directors and Their Positions with the Company/	Director
Name	Age	Principal Occupations / Business Experience	Since
Jon P. Diamond	47	Vice Chairman since November 1997, President and Chief Operating Officer since 1996 and Executive Vice President and Chief Operating Officer from 1993 to 1996 of Safe Auto Insurance Company. Mr. Diamond served as Vice President of SSC from March 1987 to March 1993 and served SSC in various management positions since 1983. Mr. Diamond is also a director of American Eagle Outfitters, Inc., which is a company with a class of securities registered pursuant to Section 12 of the Exchange Act.	1991

Elizabeth M. Eveillard*	58	Ms. Eveillard is an independent consultant. Ms. Eveillard served as Senior Managing Director and a Consultant, Retailing and Apparel Group, Bear, Stearns & Co., Inc. from 2000 until 2003. Prior to that time, Ms. Eveillard served as the Managing Director, Head of Retailing Industry Group, Paine Webber Corporation from 1988 to 2000. From 1972 to 1988, Ms. Eveillard held various executive positions including Managing Director in the Merchandising Group with Lehman Brothers. Ms. Eveillard is also a director of Too, Inc. and Mayor’s Jewelers, Inc., which are companies with securities registered pursuant to Section 12 of the Exchange Act.	2001

Lawrence J. Ring*	56	Chancellor Professor of Business Administration and (2004) EMBA Alumni Professor of Executive Education, The School of Business Administration, The College of William and Mary (the “College”) since 2001. In addition, Mr. Ring has also been an Adjunct Professor of Business Administration, The School of Executive Education, Babson College since 2000. From 1997 to 2002, Mr. Ring served as Faculty Coordinator of Executive Programs at the College. From 1991 to 2000, he served as Professor of Business Administration at the College, and from 1994 to 2002, he served as Adjunct Assistant Professor, Department of Family and Community Medicine, Eastern Virginia Medical School.	Nominee

Harvey L. Sonnenberg*	63	Senior Partner and CPA since November 1994 in the consulting firm, Weiser & Co., LLP. Mr. Sonnenberg is active in a number of professional organizations including the American Institute of CPA’s, the New York State Society of CPA’s and the Accountants Club of America and has long been involved in rendering professional services to the retail and apparel industry.	2001

James L. Weisman*	66	President and a member of Weisman Goldman Bowen & Gross, LLP, a Pittsburgh, Pennsylvania law firm. He has extensive legal experience in working with retail clients. His primary areas of practice have been in business transactions and overseeing and directing civil litigation.	2001

		Directors and Their Positions with the Company/	Director
Name	Age	Principal Occupations / Business Experience	Since
Heywood Wilansky	57	President and Chief Executive Officer of the Company since November 2004. Prior to joining the Company, he served as President and Chief Executive Officer of Filene’s Basement, a subsidiary of the Company, from February 2003 to November 2004. Mr. Wilansky was a Professor, Global Retail Management, University of Maryland business school from August 2002 to February 2003. From August 2000 to January 2003, he was President and Chief Executive Officer of Strategic Management Resources, LLC. From August 1995 to July 2000, he was President and Chief Executive Officer of Bon Ton Stores, Inc. Mr. Wilansky is also a director of Bertucci’s Corporation, which is a company with a class of securities registered pursuant to Section 12 of the Exchange Act.	Nominee

*	Independent Directors under The New York Stock Exchange (“NYSE”) Rules.

Unless otherwise directed, the persons named in the proxy will vote the proxies FOR the election of the above-named nominees as directors of the Company, each to serve for a term of one year and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director.

Under Ohio law and the Company’s Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy.

Your Board of Directors unanimously recommends a vote FOR each of the director nominees named above.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

General

A total of seven meetings of the Board of Directors of the Company were held during the 2004 fiscal year. No director attended less than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which that director served during the period each served as a director.

There are no family relationships among our directors and executive officers except that Messrs. Deshe and Diamond are each married to a sister of Mr. Schottenstein.

Each of Messrs. Aaron, Sonnenberg and Weisman and Ms. Eveillard are paid an annual retainer of $30,000 and receive an additional $20,000 annually for each committee on which they serve. Each of Messrs. Diamond and Weisman do not receive any compensation for serving as members of the Community Affairs Committee. In addition, Messrs. Aaron, Deshe, Diamond, Sonnenberg and Weisman and Ms. Eveillard receive a quarterly board meeting fee of $5,000 so long as they attend at least one board meeting during that quarter. In 2004, each of Messrs. Aaron, Sonnenberg and Weisman and Ms. Eveillard also received $20,000 for their services on a special committee of the Board of Directors (the “Special Committee”). The Special Committee was formed in order to review and evaluate proposals relating to the restructuring the Corporation’s existing credit facilities and to make recommendations to the full Board of Directors with respect to any such proposals.

The Company’s Corporate Governance Principles provides that all incumbent directors and director nominees are encouraged to attend the annual meeting of shareholders. All of the directors attended the annual meeting of shareholders in 2004.

Each of Messrs. Aaron, Sonnenberg and Weisman and Ms. Eveillard are automatically granted options each quarter to purchase 2,500 of our common shares under our Amended and Restated 2000 Stock Incentive Plan. Options are granted on the first day of each fiscal quarter. Each option is granted for a period of ten years. Options become exercisable on the first anniversary of the date of grant.

Corporate Governance Principles

In March 2004, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. A copy of the Corporate Governance Principles can be found at the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.

The Board of Directors meets in regularly scheduled executive session (without management present). The non-management directors of the Company alternate as the chair of such executive sessions in alphabetical order by last name.

The Corporate Governance Principles provide that the Board’s goal is that a majority of the directors should be independent directors. A director will be designated as independent if he or she (i) has no material relationship with the Company or its subsidiaries; (ii) satisfies the other criteria specified by NYSE listing standards; (iii) has no business conflict with the Company or its subsidiaries; and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors. The Board of Directors has affirmatively determined that the following persons are independent under that definition:

Henry L. Aaron
Elizabeth M. Eveillard
Lawrence J. Ring
Harvey L. Sonnenberg
James L. Weisman

The Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Weisman (Chair), Aaron and Sonnenberg, and Ms. Eveillard, each of whom is independent as discussed above. In March 2004, the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, a Nominating and Corporate Governance Committee Charter, a copy of which can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.

The Committee met one time during the 2004 fiscal year. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to the Company, oversees the annual evaluation of the Board and management, and reviews management and Board succession plans.

The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, including independence, character, diversity, age, skills and experience of such individuals.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2006 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than January 24, 2006, to the Company (Attn: James L. Weisman). Each such submission must include: (a) as to the nominee, (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) the class and number of shares of the Company beneficially owned; and (iv)

any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) name and record address and (ii) the class and number of shares of the Company beneficially owned. Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

Mr. Wilansky was nominated to the Board of Directors pursuant to his employment agreement. Mr. Ring was recommended to the Board of Directors by Mr. Wilansky, President and Chief Executive Officer of the Company.

Compensation Committee

The members of the Compensation Committee are Ms. Eveillard (Chair) and Messrs. Aaron, Sonnenberg and Weisman. Each member of the Compensation Committee is independent as discussed above. None of the members of the Compensation Committee are present or former officers of the Company or are themselves or any of their affiliates, if any, parties to agreements with the Company.

In March 2004, the Compensation Committee recommended, and the Board of Directors approved, a Compensation Committee Charter, a copy of which can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.

The Compensation Committee met eleven times during the 2004 fiscal year. The Compensation Committee’s functions include evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of the Company’s other executive officers; making recommendations to the Board with respect to the Company’s incentive compensation, retirement and other benefit plans; making administrative and compensation decisions under such plans; and recommending to the Board the compensation for non-employee Board members.

Compensation Committee Interlocks and Insider Participation

With respect to the 2004 fiscal year, there were no interlocking relationships between any executive officer of the Company or any entity whose directors or executive officers served on the Board of Directors or the Compensation Committee.

Audit Committee

The members of the Audit Committee are Messrs. Sonnenberg (Chair) and Weisman and Ms. Eveillard. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable SEC rules or listing standards of the NYSE. The Board has also determined that the Audit Committee’s Chairman, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 401(h) of Regulation S-K.

In March 2004, the Audit Committee recommended, and the Board of Directors approved, an Audit Committee Charter, a copy of which can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.

The Audit Committee met ten times during the 2004 fiscal year. Its functions include providing assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent public accountants, the Company’s system of internal controls, the internal audit function, the Company’s code of ethical conduct, retaining and, if appropriate, terminating the independent public accountants, and approving audit and non-audit services to be performed by the independent public accountants.

No member of the Audit Committee is currently serving on the audit committee of more than three public companies.

Community Affairs Committee

The Board of Directors formed the Community Affairs Committee in December 2003 to advise management on community affairs and public relations matters. The members of the Community Affairs Committee are Messrs. Aaron (Chair), Diamond and Weisman. The Community Affairs Committee did not meet during the 2004 fiscal year. Mr. Aaron did not receive any compensation for serving on the Community Affairs Committee during the 2004 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of our common shares (“reporting persons”) to file reports of ownership and changes of ownership with the SEC and the NYSE. The Company assists its directors and executive officers in completing and filing those reports. The Company believes that all filing requirements applicable to our directors and executive officers were complied with during the last completed fiscal year.

Code of Ethics and Corporate Governance Information

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. These codes of ethics, designated as the “Code of Conduct” and the “Code of Ethics for Senior Financial Officers,” respectively by the Company, can be found on the Company’s corporate and investor website at www.retailventuresinc.com and are available in print (without charge) to any shareholder upon request. The Company intends to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct or Code of Ethics for Senior Financial Officers (if such amendment or waiver relates to elements listed under Item 406(b) of Regulation S-K and applies to the Company’s directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) by posting such information on the Company’s corporate and investor website at www.retailventuresinc.com.

AUDIT AND OTHER SERVICE FEES

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent registered public accountants are pre-approved. The Committee’s Pre-Approval Policy (the “Pre-Approval Policy”) can be found on the Company’s corporate and investor website at www.retailventuresinc.com. The Pre-Approval Policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm and is summarized below.

•	Delegation - the Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the member(s) to whom such authority is delegated report any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•	Audit Services - Annual audit, review and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions or fees resulting from changes in the audit scope requires the Audit Committee’s approval.

•	Other Services - Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•	In no event will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.

•	Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval of the Audit Committee. Each year the independent registered public accounting firm will provide the Audit Committee with an estimate for the fees for its anticipated services. Each quarter, the independent registered public accounting firm will provide the Audit Committee with a report of the audit, audit-related, tax and other services provided together with the actual fees incurred. Any changes to the estimate of services and fees will be discussed quarterly and, if necessary, revised.

No services were provided by the independent public accountants during the 2004 fiscal year that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimis and may be approved by the Committee after such services have been performed).

The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP for each of the last two fiscal years of the Company.

	2004	2003
Audit fees (1)	$1,500,000	$616,050
Audit-related fees (2)	$433,568	$16,135
Tax fees (3)	—	$700
All other fees (4)	$54,174	—

Total	$1,987,742	$632,885

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, assessment of internal controls in Form 10-K, and other audit services normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes assurance and related services reasonably related to the performance of the audit or review of the Company financial statements not reported as “audit fees.” Audit-related fees for the 2004 fiscal year include benefit plan audits and audits of DSW Inc. in relation to its Form S-1.

(3)	Includes services rendered for tax compliance, tax advice and tax planning. Tax fees primarily include services related to the organization of the Company’s subsidiaries and other tax and tax planning advice. Tax fees for the 2003 fiscal year also include services rendered in connection with federal tax audits.

(4)	For the 2004 fiscal year, a quality assurance report was provided to the Company. For the 2003 fiscal year, no products or services were provided to the Company other than those reported as audit, audit-related or tax fees.

AUDIT COMMITTEE REPORT

In performing its responsibilities, the Audit Committee, in addition to other activities, (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented; and (iii) received the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with Deloitte & Touche LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, for filing with the Securities and Exchange Commission.

The Audit Committee considered whether the provision of non-audit services by Deloitte & Touche LLP were compatible with maintaining such firm’s independence.

Respectfully submitted,

Audit Committee
Harvey L. Sonnenberg, Chair
Elizabeth M. Eveillard
James L. Weisman

COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers during each of the Company’s last three fiscal years.

SUMMARY COMPENSATION TABLE

Long Term Compensation
Awards	Payouts
Annual Compensation	Restricted	Securities
Other Annual	Stock	Underlying	LTIP	All Other
Name and	Fiscal	Salary (1)	Bonus	Compensation	Award(s)	Options/SARs	Payouts (2)	Compensation (3)
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)
Jay L. Schottenstein	2004	$250,000	None	None	None	None	None	None
Chairman	2003	$250,000	None	None	None	None	None	None
2002	$250,000	None	None	None	None	None	None

Heywood Wilansky(4)	2004	$767,307	$800,000	$88,621	(5)	$1,547,500	(6)	1,030,000	None	$367,456
President and Chief	2003	$588,461	$200,000	(7)	None	None	None	$84,784
Executive Officer	2002	None	None	None	None	None	None	None

John C. Rossler(8)	2004	$735,154	$266,666	$64,118	(9)	None	None	$805,000	$720,470
Former President and	2003	$717,500	None	(7)	None	None	$805,000	$30,473
Chief Executive Officer	2002	$694,344	$985,000	(7)	$466,400	(10)	2,430,000	None	$31,602

Edwin J. Kozlowski(8)	2004	$525,074	$190,333	$79,317	(11)	None	None	$200,000	$541,399
Former Executive	2003	$512,100	None	$51,745	(12)	None	None	$200,000	None
Vice President and Chief Operating Officer	2002	$496,154	$525,000	$92,025	(13)	$339,200	(10)	1,720,000	None	$3,609

James A. McGrady	2004	$423,867	$276,667	(7)	None	None	None	$8,237
Chief Financial	2003	$408,077	None	(7)	None	None	None	$6,577
Officer, Treasurer and Secretary	2002	$397,436	$210,000	(7)	None	540,000	None	$6,324

Julia A. Davis	2004	$258,154	$221,667	(7)	None	None	None	$6,596
Executive Vice	2003	$250,000	$50,000	(7)	None	40,000	None	None
President and General Counsel	2002	$14,423	$85,417	(14)	(7)	None	None	None	None

Steven E. Miller	2004	$226,278	$194,667	(7)	None	None	None	$5,217
Senior Vice President	2003	$217,115	None	(7)	None	None	None	$6,325
and Controller	2002	$202,019	$86,100	(7)	None	None	None	$5,220

(1)	Includes amounts deferred by the executive officer pursuant to the Deferred Compensation Plan established in 1998. This plan was terminated January 31, 2003.

(2)	In July 2002, the Compensation Committee of the Board of Directors recommended and the Board of Directors approved the establishment of a “value creation” program, pursuant to which cash payments were made to certain participants, including Messrs. Rossler and Kozlowski. Mr. Rossler was awarded an aggregate of $1,610,000 pursuant to the program, $805,000 of which was paid during fiscal 2004 and fiscal 2003, respectively. Mr. Kozlowski was awarded an aggregate of $400,000 pursuant to the program, $200,000 of which was paid during fiscal 2004 and fiscal 2003, respectively.

(3)	The amounts shown in this column for each named executive officer includes contributions or other allocations to the Company’s Profit Sharing and 401(k) Plan and Employee Stock Purchase Plan for the named executive officer, as follows:

	401(k) Plan and
	Employee Stock Purchase Plan
Name	2004	2003	2002
Jay L. Schottenstein	None	None	None
Heywood Wilansky	None	None	None
John C. Rossler	$7,143	$9,433	$8,458
Edwin J. Kozlowski	$7,880	None	None
James A. McGrady	$8,237	$6,577	$6,324
Julia A. Davis	$6,596	None	None
Steven E. Miller	$5,217	$6,325	$5,220

The Company paid Mr. Wilansky $367,456 and $84,784 for relocation expenses in fiscal 2004 and fiscal 2003, respectively.

For fiscal 2004, includes severance payments accrued with respect to the termination of Messrs. Rossler’s and Kozlowski’s respective employment agreements of $713,327 and $509,519, respectively. Also includes for fiscal 2004, as to Mr. Kozlowski, $24,000 as the cash value as of January 14, 2005 of an automobile awarded to him as part of his severance. See “Agreements with Key Executives.”

The Company paid the premiums for a life insurance policy for Mr. Rossler pursuant to which Mr. Rossler will receive the benefit of any cash surrender value. The cost of the remainder of the premiums under such policy was $21,040 for fiscal 2003 and $23,144 for fiscal 2002. The policy was terminated in fiscal 2004.

The Company paid Mr. Kozlowski $3,609 for relocation expenses in fiscal 2002.

(4)	Mr. Wilansky became an executive officer of the Company on November 4, 2004. Prior to joining the Company, he served as President and Chief Executive Officer of Filene’s Basement, Inc., a subsidiary of the Company, from February 2003 to November 2004.

(5)	Includes $53,115 relating to country club dues and membership fees paid by the Company and $20,521 relating to country club tax gross up.

(6)	The value (determined based on the closing price of the common shares on the NYSE on the date of grant) of 250,000 restricted stock units (“Units”) awarded to Mr. Wilansky as of November 5, 2004 pursuant to the terms of his employment agreement. The Units will vest in three equal installments on November 5th in each of 2005, 2006 and 2007, do not have voting or dividend rights and may be settled only in cash. As of January 29, 2005, the value of Mr. Wilansky’s 250,000 Units was $1,652,500 (determined based on the closing price of the Company’s common shares on the NYSE on the last trading day before January 29, 2005).

(7)	The aggregate amount of perquisites and other benefits paid to the named officers in these fiscal years did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(8)	On November 3, 2004, the Company announced the removal of Mr. Rossler as President and Chief Executive Officer of the Company and Mr. Kozlowski, as Executive Vice President and Chief Operating Officer of the Company.

(9)	Includes $19,759 relating to automobile reimbursement paid by the Company and $14,507 relating to automobile tax gross up.

(10)	The value (determined based on the closing price of the common shares on the NYSE on February 2, 2002, the date of grant) of 110,000 shares of restricted stock awarded to Mr. Rossler and 80,000 shares of restricted stock awarded to Mr. Kozlowski, all of which shares vested on January 14, 2005.

(11)	Includes $34,026 relating to automobile reimbursement paid by the Company and $10,237 relating to automobile tax gross up.

(12)	Includes $17,290 relating to country club dues and membership fees paid by the Company, $4,001 relating to country club tax gross up, $16,279 relating to automobile reimbursement and $13,014 relating to automobile tax gross up.

(13)	In fiscal 2002, the Company forgave a loan in the amount of $60,000 owed by Mr. Kozlowski to the Company.

(14)	Includes $75,000 received by Ms. Davis as a sign-on bonus pursuant to the terms of her employment agreement with the Company.

The following table sets forth information concerning individual grants of stock options and stock appreciation rights (“SARS”) made during the last fiscal year to each of the named executive officers.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
	Number of	% of Total			Potential Realizable Value at
	Securities	Options /SARS			Assumed Annual Rates of Stock
	Underlying	Granted to	Exercise or		Price Appreciation
	Options/SARS	Employees in	Base Price	Expiration	for Option Term (1)
Name	Granted (#)	Fiscal Year	($/share)	Date	5%	10%
Jay L. Schottenstein	None	—	—	—	—	—
Heywood Wilansky	930,000 (2)	53.4%	$6.18	11-05-12	$1,587,901	$3,508,845
	100,000 (3)	5.7%	$6.00	02-02-14	$165,769	$366,306
John C. Rossler	None	—	—	—	—	—
Edwin J. Kozlowski	None	—	—	—	—	—
James A. McGrady	None	—	—	—	—	—
Julia A. Davis	None	—	—	—	—	—
Steven E. Miller	None	—	—	—	—	—

(1)	Represents the potential realizable value of each grant of options/SARS assuming that the market price of the common shares appreciates in value from the date of grant to the end of the option term at either a 5% or 10% annualized rate, based on the difference between the assumed per share value and the per share option exercise price, multiplied by the total number of option shares.

(2)	Pursuant to his employment agreement, on November 5, 2004 (the “Grant Date”), the Company granted to Mr. Wilansky 930,000 freestanding stock SARS in respect of Company common stock, with a base price of $6.18. 360,000 of these SARS are “Standard SARS,” one-third of which will vest, on each of the first three anniversaries of the Grant Date. The remaining 570,000 SARS are “Performance SARS” which will vest, subject to Mr. Wilansky’s continued employment and certain other conditions, on the eighth anniversary of the Grant Date, provided that they will be subject to special accelerated vesting provisions based on the attainment of two equally weighted performance objectives.

(3)	On February 2, 2004, the Company granted to Mr. Wilansky 100,000 freestanding SARS in respect of Company common shares, with a base price of $6.00. These SARS will vest, in one-fifth increments, on each of the first five anniversaries of February 2, 2004 and shall expire on February 2, 2014.

The following table sets forth information regarding each individual exercise of stock options made during the last fiscal year by each of the named executive officers.

AGGREGATED OPTION EXERCISES
AND FISCAL YEAR-END OPTION VALUES

			Number of
			securities underlying		Value of unexercised
	Shares		unexercised options/SARs		in-the-money options/SARs
	acquired on	Value	at fiscal year-end (#)		at fiscal year-end ($) (1)
Name	exercise (#)	realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jay L. Schottenstein	—	—	56,000	—	—	—
Heywood Wilansky	—	—	50,000	1,230,000	$231,000	$1,384,900
John C. Rossler(2)	—	—	2,445,000	—	$5,137,950	—
Edwin J. Kozlowski(2)	—	—	1,720,000	—	$3,629,200	—
James A. McGrady	—	—	245,000	330,000	$466,410	$683,640
Julia A. Davis	—	—	8,000	32,000	$39,840	$159,360
Steven E. Miller	—	—	18,000	14,000	$38,340	$51,120

(1)	Represents the total gain which would be realized if all in-the-money options held at year end were exercised, and all freestanding SARS were awarded, determined by multiplying the number of shares underlying the options, or associated with the freestanding SARS, by the difference between the per share exercise price of the option, or the per share base price of the freestanding SARS, and the per share fair market value at year end of $6.61. An option or freestanding SAR is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option or the base price of the SAR.

(2)	Subsequent to the end of the fiscal year, Mr. Rossler exercised 2,435,000 of these options.

(3)	Subsequent to the end of the fiscal year, Mr. Kozlowski exercised 1,720,000 of these options.

EQUITY COMPENSATION PLAN TABLE

The following table sets forth additional information as of January 29, 2005, about our common shares that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Number of securities
	Number of		remaining available for
	Securities to	Weighted-average	issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column 1)
Equity compensation plans approved by security holders(1)	9,712,350	$5.06	5,497,933

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	9,712,350	$5.06	5,497,933

(1)	Equity compensation plans approved by shareholders include the 1991 Stock Option Plan, as amended, and the Amended and Restated 2000 Stock Incentive Plan.

Agreements with Key Executives

On November 18, 2004, the Company and Mr. Wilansky entered into an employment agreement with an effective date of November 1, 2004 (the “Agreement”). The initial term of the Agreement expires at the end of the Company’s 2007 fiscal year and will automatically extend for successive one-fiscal-year periods thereafter, unless the Company gives timely written notice to Mr. Wilansky that it does not wish the next automatic extension to continue the Agreement.

The Agreement provides for an annual base salary of $1,000,000 with minimum annual increases of 2.5% (with the first such increase to occur at the beginning of the 2006 fiscal year). In addition, Mr. Wilansky is eligible to receive incentive compensation under the terms of the Company’s annual incentive compensation plan for key executives, with a target annual bonus per fiscal year of 100 percent of base salary and a maximum annual bonus per fiscal year of 200 percent of base salary. The Company will provide Mr. Wilansky with the following minimum bonus guarantees, each subject to his continued employment through the end of the applicable fiscal year: (i) $800,000 for the 2004 fiscal year; (ii) $1,000,000 for the 2005 fiscal year; and (iii) $250,000 for the 2006 fiscal year. In addition, Mr. Wilansky will be entitled to an annual perquisite allowance from the Company of $50,000 (which amount includes any associated tax gross-up), payable in equal installments in accordance with the Company’s payroll practices for executive employees.

Pursuant to the terms of the Agreement, if the Company terminates Mr. Wilansky’s employment “without cause” or Mr. Wilansky terminates his employment for “good reason” (as such terms are defined therein), Mr. Wilansky will be entitled to: (i) his base salary for the shorter of the remainder of his employment term as then in effect plus 18 months, or the three-year period commencing on the date of termination; (ii) reimbursement for health care coverage for a period of no more than 18 months following the effective date of termination, subject to certain provisos; and (iii) the pro rata share of any incentive compensation that he would have otherwise received under the Company’s annual incentive compensation plans for key executives for the year of termination, subject to certain provisos. In addition, (i) any SARs and Units granted to Mr. Wilansky that would have vested during the three months following such termination will vest on the date they would have so vested, while any SARS and Units that remain unvested at the conclusion of such three months shall be forfeited; and (ii) all existing Company equity other than SARs and Units shall be governed by the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Stock Incentive Plan”) and the applicable award agreement thereunder.

If the Company terminates Mr. Wilansky for “cause” (as such term is defined in the Agreement) or Mr. Wilansky voluntarily terminates his employment with the Company, the Company shall pay to Mr. Wilansky: (i) any base salary earned to the date of termination; and (ii) any unpaid incentive compensation earned under the terms of the Company’s annual incentive compensation plan for key executives for the preceding fiscal year. Additionally, all equity compensation awards will be governed by the terms of the Stock Incentive Plan and the applicable award agreement thereunder, and any unvested Units will be forfeited.

If the Company terminates Mr. Wilansky’s employment “without cause” or Mr. Wilansky terminates his employment for “good reason” (as such terms are defined in the Agreement) within the 180-day period concluding on the date a “change in control” (as such term is defined in the Agreement) occurs or within the two-year period beginning on the day following the date of a change in control: (i) the Company will pay to Mr. Wilansky, within 30 days, a lump sum amount equal to three-times the sum of his base salary and target bonus plus $50,000; (ii) the Company will reimburse Mr. Wilansky for his cost of maintaining continuing health care coverage for the period concluding on the 18-month anniversary of the then-scheduled conclusion of his employment term, subject to certain provisos; (iii) all unvested SARs and Units granted to Mr. Wilansky will vest in full upon such termination; and (iv) all existing Company equity other than SARs and Units shall be governed by the Stock Incentive Plan and the applicable award agreement thereunder.

As stated in the Agreement, Mr. Wilansky’s employment will terminate on the last day of the employment term then in effect if the Company fails to renew the Agreement. In the event of termination by such non-renewal, (i) the Company will pay Mr. Wilansky’s base salary continuation for a period of 18 months following the date of termination; (ii) the Company will reimburse Mr. Wilansky for his cost of maintaining continuing health care coverage for a period of no more than 18 months following the effective date of termination, subject to certain provisos; (iii) any SARs and Units granted to Mr. Wilansky that would have vested during the three months following such termination shall vest on the date they would have so vested; (iv) any SARs and Units that remain unvested at the conclusion of such three months shall be forfeited; and (v) all existing Company equity other than SARs and Units shall be governed by the Stock Incentive Plan and the applicable award agreement thereunder.

On July 24, 2002, Mr. Rossler entered into an employment agreement with the Company with an effective date of February 3, 2002. The employment agreement provided for an annual salary of $700,000 with annual increases of 2.5%.

On November 3, 2004, the Company announced the removal of Mr. Rossler as President and Chief Executive Officer. Pursuant to his employment agreement, Mr. Rossler will continue to receive his current salary until December 20, 2005 and reimbursement for health care coverage until May 3, 2007. In addition, all outstanding stock options became fully exercisable and all restrictions imposed on any outstanding shares of restricted stock lapsed. Mr. Rossler released any claim he might have to a bonus for the 2004 fiscal year.

On February 14, 2003, Mr. Kozlowski entered into an employment agreement with the Company with an effective date of February 3, 2002. The employment agreement provided for an annual salary of $500,000 with annual increases of 2.5%.

On November 3, 2004, the Company announced the removal of Mr. Kozlowski as Executive Vice President and Chief Operating Officer. Pursuant to his employment agreement, Mr. Kozlowski will continue to receive his base salary until December 7, 2005. In addition, all outstanding stock options became fully exercisable and all restrictions imposed on any outstanding shares of restricted stock lapsed. Mr. Kozlowski released any claim he might have to a bonus for the 2004 fiscal year. As additional severance, Mr. Kozlowski was permitted to retain an automobile in his possession.

Pursuant to his employment contract, in 2001, the Company loaned Mr. Kozlowski the initiation fee for a country club membership, which loan was forgiven at a rate of 10 percent for each 12 consecutive month period Mr. Kozlowski remained employed after the date the loan was made. Pursuant to his employment contract, Mr. Kozlowski became responsible for the unpaid balance of the loan on termination of employment for any reason other than death or disability before the ten-year period has elapsed. The largest amount of the loan outstanding during the 2004 fiscal year was $68,329. The unpaid balance of the loan ($57,466) was paid in full by Mr. Kozlowski on April 14, 2005.

Mr. McGrady entered into an employment agreement with the Company effective June 21, 2000, with an initial term ending June 21, 2003. Mr. McGrady’s employment agreements extends automatically for successive 12-month periods unless either party notifies the other of an intent to terminate, in writing, at least 60 calendar days prior to the date of automatic extension. The agreement provides for an annual salary of $300,000 (which the Company’s President, with the approval of the Chairman of the Company may increase at his discretion) and a bonus of at least 40% of Mr. McGrady’s base salary if Board-approved, predetermined, performance measures set annually are met. Mr. McGrady’s participation in the deferred compensation or other employee benefit plans, insurance plans, discount privileges, incentive plans and other employee welfare plans generally available to the executive of the Company. The agreement also provides for a vehicle allowance. Mr. McGrady’s base salary was $426,000 for 2004 fiscal year and will be $475,000 for the fiscal year ending January 28, 2006.

The Company may terminate the employment agreement during its term, for any reason, upon 30 days’ written notice to Mr. McGrady, and may, in its sole discretion, require Mr. McGrady to cease active employment immediately. In the event of such a termination (other than termination for “cause”), Mr. McGrady shall be entitled to: (i) severance pay in the form of base salary for 12 months, subject to certain provisos; (ii) payment of any incentive bonus declared, but unpaid, if he has been employed the full fiscal year prior to the date of termination; and (iii) continuation of his health coverage for 12 months under the same terms as provided to other Company executives, subject to certain provisos.

If the Company terminates Mr. McGrady’s employment for “cause”, the Company’s obligations under the employment agreement cease on Mr. McGrady’s last day of active employment, except that the Company shall pay to Mr. McGrady: (i) any unpaid portion of his salary earned to the date of termination; (ii) any unpaid, declared bonus; and (iii) any unpaid business expenses properly incurred by Mr. McGrady under the employment agreement prior to termination.

Either the Company or Mr. McGrady may terminate the agreement at the end of its term or any extension thereof, or Mr. McGrady may voluntarily terminate his employment with the Company, by giving 60 calendar days’ written notice. In the event of any such termination, the Company shall have no further obligations to Mr. McGrady under the agreement, except that the Company shall pay to Mr. McGrady (i) any unpaid portion of his salary earned to the date of termination, and (ii) any unpaid, declared bonus, together with any unpaid business expenses properly incurred by Mr. McGrady under the agreement prior to termination.

Ms. Davis entered into an employment agreement with the Company effective as of April 29, 2004, which terminates upon her death, disability (as such term is defined in Ms. Davis’ employment agreement), voluntary termination by Ms. Davis or involuntary termination by the Company. The agreement provides for an annual salary of $260,000 and a cash bonus of 50% of her base salary if Board-approved, predetermined performance measures set annually are met. In addition, for each year Ms. Davis’ annual salary is less than $300,000, she will receive a minimum guaranteed bonus to raise her salary to $300,000. The agreement also provides for Ms. Davis’ participation in the employee pension or welfare benefit pans of the Company at a level commensurate with her title and position. The agreement also provides for a vehicle allowance and fuel card. Ms. Davis’s base salary for the 2005 fiscal year will be $300,000.

If the Company terminates Ms. Davis’ employment for “cause”, or if Ms. Davis voluntarily terminates her employment with the Company, the Company shall pay to Ms. Davis: (i) the unpaid base salary Ms. Davis earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Ms. Davis is entitled under the Company’s Stock Incentive Plan and the applicable stock option and restricted stock agreements; and (iv) any rights accruing to Ms. Davis under any applicable employee benefit plan, fund or program.

If the Company terminates Ms. Davis’ employment “without cause”, Ms. Davis will be entitled to: (i) her base salary for 12 months beginning on the date of termination; (ii) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (iii) the pro rata share of any cash incentive bonus that she would have otherwise received for the year of termination had she not been terminated; (iv) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the Company’s Stock Incentive Plan and any applicable agreement thereunder; and (v) any rights accruing to her under any applicable employee benefit plan, fund or program.

Mr. Miller entered into an employment agreement with the Company effective October 10, 2003, which terminates upon his death, disability (as such term is defined in the employment agreement), voluntary termination by Mr. Miller or involuntary termination by the Company. The agreement provides for an annual base salary of $220,000 and a bonus of 45% of Mr. Miller’s base salary if Board-approved, predetermined, performance measures set annually are met. Mr. Miller’s base salary for the 2005 fiscal year will be $250,000.

If the Company terminates Mr. Miller’s employment for “cause”, or if Mr. Miller voluntarily terminates his employment with the Company, the Company shall pay to Mr. Miller: (i) the unpaid base salary Mr. Miller earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Mr. Miller is entitled under the Company’s Stock Incentive Plan and the applicable stock option and restricted stock agreements; and (iv) any rights accruing to Mr. Miller under any applicable employee benefit plan, fund or program.

If the Company terminates Mr. Miller’s employment “without cause”, Mr. Miller will be entitled to: (i) his base salary for 12 months beginning on the date of termination; (ii) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (iii) the pro rata share of any cash incentive bonus that he would have otherwise received for the year of termination had he not been terminated; (iv) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the Company’s Stock Incentive Plan and any applicable agreement thereunder; and (v) any rights accruing to him under any applicable employee benefit plan, fund or program.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General

The Board has delegated to the Compensation Committee the authority to review and approve on an annual basis the corporate goals and objectives with respect to compensation for the executive officers of the Company, other than the Chairman’s compensation, and to evaluate the executive officers’ performance in light of these established goals and objectives. The committee has the sole authority to set the chief executive officer’s annual compensation, including salary, bonus, incentive and equity compensation, and to approve the annual compensation, including salary, bonus, incentive and equity compensation, for the other executive officers.

In the 2004 fiscal year, the Compensation Committee engaged Hewitt Associates, an independent compensation consulting firm, to perform competitive peer analysis and advise the Company on executive officer compensation.

Compensation Philosophy

The Company’s executive compensation program is based on two objectives:

•	To provide market-competitive compensation opportunities, and

•	To create a strong link among the interests of the shareholders, the Company’s financial performance, and the total compensation of the Company’s executive officers.

The key components of the Company’s executive officer compensation program are short-term compensation, consisting of an annual base salary and annual bonuses under the Company’s 2003 Incentive Compensation Plan. Due to provisions contained in certain of the Company’s credit facilities, the Company’s ability to issue long-term equity based compensation is restricted at this time.

Base Salaries. Our policy is to pay executive officers at or somewhat above the competitive compensation averages for comparable positions. The companies used for this comparison for the 2004 fiscal year were comprised of a 55-company retail peer group from Hewitt Associates’ database. The companies which comprise this retail group have a median revenue of $2.4 billion and reflect the Company’s scope of operations and the competitive market in the retail industry for senior executive talent. Generally, previously granted stock options and other equity awards are not considered in setting cash compensation levels.

Compensation levels for individual executive officers, however, may be more or less than competitive averages, depending upon a subjective assessment of individual factors such as the executive’s position, experience, skills, achievements, tenure with the Company and historical compensation levels.

Incentive Compensation. The Compensation Committee believes incentive compensation should be calculated to achieve a combination of individual and company-wide objectives and performance goals that clearly link the interests of the executive officers with the financial performance of the Company.

The key component of the incentive compensation program is the Company’s 2003 Incentive Compensation Plan (the “2003 Incentive Plan”) pursuant to which bonuses are paid based upon a predetermined formula of the Company’s earnings before interest and taxes (“EBIT”). The Compensation Committee administers the 2003 Incentive Plan. For fiscal year 2004, the predetermined EBIT targets were not achieved; as a result, no bonuses were paid under the 2003 Incentive Plan.

The Compensation Committee believes that, from time to time, achieving objectives and goals other than earnings targets may also be in the best interests of the Company and its shareholders. During the 2004 fiscal year, senior management of the Company undertook a significant number of time consuming projects that are not related generally to operations (such as implementing the Sarbanes-Oxley §404 controls, refinancing its revolving credit facility and pursuing other liquidity options) or are extraordinary in nature. Accordingly, the Compensation Committee, utilizing its discretion under the Plan and applying its best business judgment, authorized the payment of additional incentive payments to the Chief Executive Officer in an amount of up to $400,000 and the other executive officers, as a group of up to $500,000, in the aggregate, during 2004 (the “Special Incentive Pool”). Based upon its review of progress being made in connection with such special projects, the Compensation Committee approved the payment of one-third of the Special Incentive Pool on each of April 30, 2004 and July 31, 2004 to the Chief Executive Officer and the other executive officers, but did not approve the payment of the final one-third of the Special Incentive Pool.

On April 28, 2005, the Compensation Committee established EBIT targets for the 2005 fiscal year under the 2003 Incentive Plan. At 100% of target, Mr. Wilansky is entitled to a target bonus of 100% of his annual base salary,* Mr. McGrady and Ms. Davis are entitled to a target bonus of 50% of their annual base salary and Mr. Miller is entitled to a target bonus of 45% of his annual base salary. Bonus payments increase as performance levels increase between the minimum and maximum targets, as follows, and proportionately as performance increases between the various established target levels:

Mr. McGrady
Performance Level	Mr. Wilansky*	Ms. Davis	Mr. Miller
Below 70% of target	No funding	No funding	No funding

At 70% of target	50% of base salary	25% of base salary	22.5% of base salary

At 100% of target	100% of base salary	50% of base salary	45% of base salary

At 140% of target	200% of base salary	100% of base salary	90% of base salary

* Under the terms of his Employment Agreement, Mr. Wilansky is guaranteed a minimum bonus payment of $1,000,000 whether or not EBIT targets are achieved for the 2005 fiscal year.

On April 28, 2005, the Compensation Committee also established a discretionary bonus pool of up to $378,000 for the 2005 fiscal year, which the Compensation Committee can distribute, as it sees fit, to reward executive officers who the Committee determines have contributed notably to the company’s performance and have not received adequate or competitive compensation. The Committee does not plan to distribute any portion of the discretionary bonus pool if bonuses are paid under the 2003 Incentive Plan.

Chief Executive Officer Compensation. On November 3, 2004, the Company announced the removal of Mr. Rossler as President and Chief Executive Officer and Mr. Kozlowski as Executive Vice President and Chief Operating Officer. Mr. Schottenstein recommended that Mr. Wilansky, President and Chief Executive Officer of Filene’s Basement, a subsidiary of the Company, be elected President and Chief Executive Officer, a recommendation that was discussed and considered at several meetings of the Compensation Committee and by the Board. The Committee and Board considered, among other things:

•	The importance to the Company of a smooth transition of management; and

•	Mr. Wilansky’s experience, including his success in operating Bon Ton Stores and Filene’s Basement.

After carefully considering these and other factors, the Board approved Mr. Wilansky’s promotion to the position of President and Chief Executive Officer.

In determining the compensation appropriate for Mr. Wilansky, the Compensation Committee considered the above factors and, among other things:

•	Mr. Wilansky’s experience, tenure and responsibilities, including the added complications of a management structure at least temporarily without a Chief Operating Officer;

•	That Mr. Wilansky, in line with normal compensation practice, should receive compensation somewhat higher than he received for his services prior to his promotion and the expansion of his responsibilities;

•	The compensation of other executives in the retail industry for similar positions;

•	The advice of the Committee’s independent compensation consultant; and

•	The recognition of the fact that, although the Committee believes a significant portion of Mr. Wilansky’s compensation should be performance-related, he should be afforded the opportunity to implement his plans to improve performance.

After carefully considering the foregoing and other factors, the Compensation Committee approved an employment agreement with Mr. Wilansky, effective November 1, 2004, that provides for an annual base salary of $1,000,000, with minimum annual increases of 2.5% (with the first such increase to occur at the beginning of the 2006 fiscal year) and a target annual bonus per fiscal year of 100 percent of base salary and a maximum annual bonus per fiscal year of 200 percent of base salary with the following minimum bonus guarantees: (i) $800,000 for the 2004 fiscal year; (ii) $1,000,000 for the 2005 fiscal year; and (iii) $250,000 for the 2006 fiscal year. In addition, Mr. Wilansky will be entitled to an annual perquisite allowance from the Company of $50,000 (which amount includes any associated tax gross-up), payable in equal installments in accordance with the Company’s payroll practices for executive employees. Other terms and conditions of Mr. Wilansky’s employment are described above under “Executive Compensation—Employment Agreements.”

In setting the guaranteed minimum annual bonuses, the Committee considered, among other things, Mr. Wilansky’s plans to launch new strategic initiatives to improve performance and agreed that it would be inappropriate to penalize him if overall Company performance fell below established EBIT targets until his initiatives are fully implemented.

Other Executive Officers’ Compensation. The Compensation Committee considered the following factors in determining the base salaries for fiscal 2005 for the President, who is also the Chief Executive Officer as of November 4, 2004; the Executive Vice President, Chief Financial Officer, Treasurer and Secretary; the Executive Vice President and General Counsel; and Senior Vice President and Controller: (1) Hewitt Associates’ compensation study of a 55-company retail peer group from Hewitt Associates’ database; (2) the level of compensation paid to persons holding comparable positions with other publicly traded companies in the retail industry; and (3) their respective roles and responsibilities with the Company.

In addition, the Compensation Committee approved discretionary bonuses for the 2004 fiscal year in recognition of the services rendered to the Company during the fall and winter of 2004 by Mr. McGrady, the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, Ms. Davis, the Executive Vice President and General Counsel of the Company, and Mr. Miller, Senior Vice President and Controller of the Company, after the departure of the Company’s prior President and Chief Executive Officer and Executive Vice President and Chief Operating Officer.

Long Term Equity Based Compensation. Due to provisions contained in certain of the Company’s credit facilities, the Company’s ability to issue long-term equity based compensation consisting of grants of restricted stock and stock option awards is restricted at this time.

Section 162(m) Compliance. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid for any fiscal year to the Company’s Chief Executive Officer and four other most highly compensated Executive Officers. While the Company designed the 2003 Incentive Plan and its performance goals to meet the criteria for deductibility under Section 162(m), the Committee also retained discretion to consider unusual items that impacted the Company’s performance. As discussed above, based on the Company’s performance, the Committee determined that the threshold performance goals for annual incentive awards under the 2003 Incentive Plan were not met for 2004. The Committee however determined that based on a number of factors discussed above, some level of annual incentive awards should be made to the Executive Officers at a level below the targets established for the Company. The Committee believes that all compensation for 2004 paid to named Executive Officers other than Mr. Wilansky is properly deductible under the Code.

Mr. Wilansky’s minimum bonus guarantees ($800,000 for the 2004 fiscal year and $1,000,000 for the 2005 fiscal year) are not deductible under the Code; consequently, in 2004 and 2005 the portion of his base salary plus guaranteed bonus in excess of $1 million will not be deductible.

Conclusion. We have reviewed all components of Mr. Wilansky’s and our executive officers’ compensation, including salary and bonus. Based on this review, the Compensation Committee finds Mr. Wilansky’s and our executive officers’ total compensation to be reasonable.

Respectfully submitted,

Compensation Committee

Elizabeth M. Eveillard, Chair
Henry L. Aaron
Harvey L. Sonnenberg
James L. Weisman

PERFORMANCE GRAPH

The following graph compares the performance of the Company with that of the Standard & Poor’s General Merchandise Stores Index and the Russell 2000 Index, both of which are published indexes. This comparison includes the period beginning January 29, 2000 through January 29, 2005.

The Standard & Poor’s General Merchandise Stores Index is published weekly in the Standard & Poor’s Statistical Service and the index value preceding each fiscal year end has been selected for purposes of this comparison. The Russell 2000 Index is a capitalization-weighted index of domestic equity securities traded on the New York and American Stock Exchanges and the NASDAQ that measures the performance of the 2,000 smallest companies in the Russell 3000 Index. The Company’s common shares are traded on the NYSE.

The comparison of the cumulative total returns for each investment assumes $100 was invested on January 29, 2000, and that all dividends were reinvested.

	January 29,	February 3,	February 2,	February 1,	January 31,	January 29,
Company/Index	2000	2001	2002	2003	2004	2005

RETAIL VENTURES, INC.	100.00	43.13	27.06	12.19	37.44	41.31
RUSSELL 2000	100.00	100.53	97.69	76.81	121.38	129.57
S&P 500 GENERAL MERCHANDISE STORES	100.00	102.34	110.34	86.39	119.36	142.29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions between the Company and its current directors, executive officers or significant shareholders (persons who beneficially own more than five percent of the outstanding common shares of the Company) are omitted from the discussion below if at the time any such transaction was entered into, such person was not a director, executive officer or significant shareholder of the Company.

Real Estate Leases and Subleases

The Company leases stores and warehouses under various arrangements with our majority shareholder, SSC, and its affiliates. Such leases expire through 2024 and in most cases provide for renewal options. Generally, the Company is required to pay real estate taxes, maintenance, insurance and contingent rentals based on sales in excess of specified levels.

The Company has several leasing agreements with SSC and its affiliates. As of May 19, 2005, the Company leases four store locations owned by SSC under a Master Lease Agreement. Additionally, the Company leases or subleases from SSC, or affiliates of SSC, 31 store locations, 5 warehouse facilities and a parcel of land. The minimum rent for these leaseholds is set forth below with additional contingent rents based on aggregate sales in excess of specified sales for the store locations. Leases and subleases with related parties are for initial periods generally ranging from five to twenty years, provide for renewal options and require the Company to pay real estate taxes, maintenance and insurance.

Each lease entered into with SSC or its affiliates is on terms at least as favorable to the Company as could be obtained in an arm’s-length transaction with an unaffiliated third party. The Company has a policy that requires our audit committee to review and approve all affiliated leases prior to consummation.

During the last fiscal year, the Company paid approximately $24.7 million in related party lease expense.

Future minimum lease payments required under the aforementioned leases, exclusive of real estate taxes, insurance and maintenance costs, at January 29, 2005 are as follows (in thousands):

Fiscal Year	Minimum Payments
2005	$20,754
2006	20,316
2007	19,473
2008	18,330
2009	17,610
Future Years	97,003

Total	$193,486

SSC operates a chain of furniture stores, five of which operate in separate space subleased from the Company. Three of these furniture store subleases (the “Furniture Subleases”) are for a term concurrent with the respective lease between the Company and a third party landlord. These Furniture Subleases provide for the payment by SSC of base rent and other charges in amounts at least equal to its pro rata share based on square footage and its pro rata share of any percentage rent based on its gross sales. Two additional furniture store subleases are for periods shorter than the Company lease. For fiscal 2004, SSC paid to the Company an aggregate of $1.3 million pursuant to these subleases.

Merchandise Transactions with Affiliates

The Company purchases merchandise from and sells merchandise to affiliates of SSC. Some of such affiliates of SSC manufacture, import and wholesale apparel as their principal business. The members of the Company’s merchandising staff use these sources and make their purchasing decisions in the same manner as with unaffiliated sources. Any merchandise purchased from such sources is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. Total purchases by us from SSC and other affiliates for fiscal 2004 were approximately $4.7 million, representing 2.8% of our total purchases during the fiscal year.

Services Agreements

We receive services from SSC pursuant to a Corporate Services Agreement between the Company and its wholly-owned subsidiaries and SSC. The agreement sets forth the costs of shared services, including specified legal, advertising, import, real estate and administrative services. As of January 29, 2005, the only services we receive pursuant to this agreement pertain to real estate services and the administration of our health insurance and benefit plans. The Company believes that it is able to obtain such services at a cost, which is equal to or below the cost of providing such services internally or obtaining such services from unaffiliated third parties. For fiscal 2004, the Company paid SSC or its affiliates $1.3 million for such services.

In prior years, the Corporate Services Agreement had provided for participation by the Company in a self-insurance program maintained by SSC. Under this program, the Company was self-insured for purposes of personal injury and property damage, motor vehicle and Ohio workers’ compensation claims up to various specified amounts, and for casualty losses up to $100,000. The Company terminated its participation in this self-insurance program in fiscal 2003. While the Company no longer participates in the program, it continues to remain responsible for liabilities it incurred under the program. For fiscal 2004, the Company paid SSC a total of $0.3 million for claims, adjustments and administrative costs relating to prior years. The Company’s current insurance arrangements for personal injury and property damage, motor vehicle and Ohio workers’ compensation claims are with unrelated third parties.

Debt Agreements

On June 11, 2002, the Company entered into two separate credit facilities (collectively, the “Term Loans”) equally held by Cerberus Partners, L.P. (“Cerberus”) and SSC, and amended and restated its $75.0 million senior subordinated convertible loan, initially entered into on March 15, 2000, which is held equally by Cerberus and SSC (the “Senior Subordinated Convertible Loan”). During fiscal 2004, the Company extended the maturity dates of the Term Loans by one year. The Company recorded $23.7 million in interest expense relating to the two credit facilities in fiscal 2004 of which $20.2 million was paid to Cerberus and to SSC.

     $100 Million Term Loans

The Term Loans are comprised of a $50.0 million Term Loan B and a $50.0 million Term Loan C. All obligations under the Term Loans are senior debt and, subject to an Intercreditor Agreement by and among the parties, have the same rights and privileges as the Revolving Credit Facility and the Senior Subordinated Convertible Loan. The Company and its principal subsidiaries are obligated on the Term Loans. During fiscal 2004, the Company extended the maturity dates of the Term Loans by one year. As a result, the maturity date of the Term Loans, which originally matured on June 11, 2005, was extended to June 11, 2006, under substantially the same terms and conditions.

The Term Loans’ stated rate of interest per annum depends on whether we elect to pay interest in cash or a paid-in-kind (“PIK”) option. During the first two years of the Term Loans, we may pay all interest in PIK. During the final two years of the Term Loans, the stated rate of interest is 15.0% if paid in cash or 15.5% if PIK and the PIK option is limited to 50% of the interest due. For the years ended January 31, 2004 and February 1, 2003, the Company elected to pay interest in cash.

The Company issued 2,954,792 Warrants to purchase common shares at an initial exercise price of $4.50 per share to SSC and Cerberus in connection with the Term Loan C. The Warrants are exercisable at any time prior to June 11, 2012. In September 2002, Back Bay Capital Funding LLC bought from each of Cerberus and SSC a $3.0 million interest in each of their term loans, and received a corresponding portion of the Warrants from each of Cerberus and SSC. The Company has granted the Term Loan C Lenders registration rights with respect to the shares issuable upon exercise of the Warrants. The $6.1 million value ascribed to the Warrants was estimated as of the date of issuance using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 5.6%; expected life of 10 years; expected volatility of 47%; illiquidity discount of 10%; and an expected dividend yield of 0%. The related debt discount is amortized into interest expense over the life of the debt.

The number of shares issuable varies upon the occurrence of the following: (i) the issuance of additional common shares without consideration or for a consideration per share less than the Warrant exercise price; (ii) the declaration of any dividend; (iii) the combination or consolidation of the outstanding common shares into a lesser number of shares; (iv) the issuance or sale of additional shares at a price per share less than the current market price but greater than the Warrant exercise price; (v) the issuance of convertible securities which are convertible into common shares; and/or (vi) the exchange of shares in a merger or other business combination.

     $75 Million Senior Convertible Loan

The Company amended and restated its $75.0 million Senior Subordinated Convertible Loan on June 11, 2002 (“Convertible Loan”). As amended, borrowings under the Convertible Loan bear interest at 10% per annum.

At the Company’s option, interest may be PIK for the first two years, and thereafter, at the Company’s option, up to 50% of the interest due may be PIK until maturity. PIK interest accrued with respect to the Convertible Loan is added to the outstanding principal balance, on a quarterly basis and is payable in cash upon the maturity of the debt. The Convertible Loan is guaranteed by all of our principal subsidiaries and is secured by a lien on assets junior to liens granted in favor of the lenders on the Revolving Credit Agreement and Term Loans. The Convertible Loan is not subject to prepayment until June 11, 2007. The agent has the right to designate two observers to the Company’s Board for so long as the agent is the beneficial owner of at least 50% of the advances initially made by it and has the right to designate two individuals to our Board for so long as the agent is the beneficial owner of at least 50% of the conversion shares issued upon conversion of the advances initially made by it.

The Convertible Loan is convertible at the option of the holders into the Company’s common shares at an initial conversion price of $4.50. The maturity date is June 10, 2009.

Certain Employment Arrangements

Mr. John Rossler was the Chief Executive Officer and the President of the Company during a part of fiscal 2004. His son, Ryan Rossler, is employed by the Company as a buyer for DSW. During fiscal 2004, Mr. Ryan Rossler received salary and bonus totaling approximately $101,143 and other employment benefits, including Profit Sharing and 401(k) plan and Employee Stock Purchase Plan contributions by the Company and cafeteria health care plan consistent with those provided to other associates of the Company holding comparable positions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company’s Audit Committee has selected Deloitte & Touche LLP as the independent registered public accountants of the Company for the current fiscal year. Management expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2006, a shareholder proposal pursuant to SEC Rule 14a-8 must be received by the Company no later than January 24, 2006. Written requests for inclusion should be addressed to: Corporate Secretary, 3241 Westerville Road, Columbus, Ohio 43224. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals Other Than Pursuant to Rule 14a-8

With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2006, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than April 10, 2006, and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.

Shareholder Communications to the Board of Directors

Shareholders may communicate directly with the Board of Directors or individual directors by writing to the directors in care of the Secretary of the Company, 3241 Westerville Road, Columbus, Ohio 43224, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.

General Information

A COPY OF FORM 10-K FOR FISCAL 2004 AS FILED WITH THE SEC ON APRIL 14, 2005, AS THE SAME HAS BEEN AMENDED, WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 3241 WESTERVILLE ROAD, COLUMBUS, OHIO 43224.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors,

/s/ James A. McGrady

James A. McGrady
Executive Vice President, Chief Financial
Officer, Treasurer and Secretary

APPENDIX I

RETAIL VENTURES, INC.
3241 Westerville Road, Columbus, Ohio 43224

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS – JUNE 28, 2005

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Retail Ventures, Inc. (the “Company”) hereby appoints Heywood Wilansky, James A. McGrady and Julia A. Davis, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Regency Hotel, 540 Park Avenue, New York, New York 10021, on Tuesday, June 28, 2005, at 10:00 a.m., Eastern Daylight Savings Time, and at any adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:

1. Election of the following Directors:

Henry L. Aaron
Ari Deshe
Jon P. Diamond
Elizabeth M. Eveillard
Lawrence J. Ring
Jay L. Schottenstein
Harvey L. Sonnenberg
James L. Weisman
Heywood Wilansky

☐ FOR            ☐ WITHHOLD AUTHORITY FOR EACH NOMINEE

(Instruction: To Withhold Authority For A Specific Nominee, Write That Nominee’s
  Name Here: ______________________________________________________________________.)

2. To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

     Any proxy heretofore given to vote said shares is hereby revoked.

     PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated:                                         , 2005

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the shareholder is a corporation, please sign in full corporate name by an authorized officer. If the shareholder is a partnership or other entity, please sign that entity’s name by authorized person. (Please note any change of address on this Proxy.)